Exhibit 10.2

Form of Performance Stock Unit Award

REPUBLIC BANCORP, INC.

2015 STOCK INCENTIVE PLAN

PERFORMANCE SHARE UNIT AWARD

This is a Performance Share Unit Award Agreement (this “Award”) dated as of _______ 20____ (the “Grant Date”) by and between Republic Bancorp, Inc., a Kentucky corporation (the “Company”), and [___________] (the “Participant”).

Recitals

A.	With shareholder approval, the Board of Directors of the Company adopted the Republic Bancorp, Inc. 2015 Stock Incentive Plan (the “Plan”).

B.

The Committee (as defined in the Plan) has determined that it is in the best interests of the Company and appropriate to the stated purposes of the Plan that the Company grant to the Participant the right to be issued restricted shares of the Company’s Class A common stock (“Stock”) pursuant and subject to the terms, definitions, and conditions of the Plan and the achievement of performance criteria as set out in this Award.

Award Agreement

NOW, THEREFORE, the Company and the Participant do hereby agree as follows:

SECTION 1 –Grant of PSUs

Pursuant to the Plan and subject to the terms and conditions of this Award, the Company hereby grants to the Participant [___________](the “Target Number”) performance share units (“PSUs”) with respect to which the Participant may in the future be issued shares of Stock subject to the restrictions set forth at Exhibit B hereto (the “Restricted Shares”).  Each PSU represents the right to receive up to 1.5 Restricted Shares (if performance above the target performance is achieved), subject to the terms and conditions set forth in this Agreement and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings given in the Plan.

SECTION 2—Transfer Restriction on PSUs

Until the delivery of Restricted Shares with respect to the PSUs in accordance with the terms of this Award, the PSUs may not be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of, other than by will or pursuant to the applicable laws of descent and distribution. Any attempted sale, transfer, pledge, exchange, hypothecation or other disposition of the PSUs not specifically permitted by the Plan or this Award shall be null and void and without effect.

SECTION 3—Performance Criteria Measurement and Issuance of Restricted Shares

Except as provided in Sections 4 below, if and to the extent that the performance criteria set forth on Exhibit A attached hereto are met as of December 31, 20____, as determined by the Committee, the resulting number of PSUs as set forth on that Exhibit shall be deemed earned hereunder. The number of PSUs earned hereunder shall be determined by the Committee in February 20___ then rounded down to a whole number of shares, and the resulting number of Restricted Shares will be issued in satisfaction of the Award before March ___, 20___. Any PSUs that are not so earned shall terminate on March ___, 20___. Any such determination by the Committee shall be final and binding.

SECTION 4—Separation from Service Prior to Issuance of Restricted Shares

In the event of the Participant’s Termination of Employment prior to the end March 15, 2022, the following provisions shall apply:

(a)	Except as expressly provided below in Sections 4(b) or 4(c), in the event of the Participant’s Termination of Employment for any reason prior to the Committee’s determination and issuance of Restricted Shares, the PSUs held by the Participant shall be automatically forfeited by the Participant as of the date of Termination. Neither the Participant nor any of the Participant’s successors, heirs, assigns or personal representatives shall have any rights or interests in any PSUs that are so forfeited.
(b)	Notwithstanding Section 4(a), if the Participant’s Termination of Employment is as the result of Termination by the Company other than for Cause, or Termination by the Participant for Good Reason, as each of those terms are defined in that certain Change in Control Severance Agreement dated as of January 27, 2021 between Participant, the Company, and Republic Bank & Trust Company (the “Bank”), and provided further that the Participant signs and does not revoke a Release (as defined in Section 5.2 below) within sixty (60) days thereafter, the earned PSUs and resulting Restricted Shares to be issued shall be determined in the same manner and at the same time as it would for a Participant who is still in service on March 15, 2022.
(c)	Notwithstanding Section 4(a), if the Participant’s Termination of Employment is as the result of (i) death, or (ii) Disability, the earned PSUs and resulting Restricted Shares to be issued shall be determined in the same manner as it would for a Participant who is still in service on that date, but that number shall be subject to further adjustment equal to (i) the number of PSUs subject to the Award that would have been earned in accordance with Section 3 above (assuming no Termination of Employment had occurred), multiplied by (ii) a service fraction, the numerator of which is the number of full months from January 1, 20___ through the date of the Participant’s Termination, and the denominator of which is 36, and the Restricted Shares so issuable shall no longer be forfeitable thereafter, in accordance with Section 2 of the Restricted Stock Award Agreement at Exhibit B. Any PSUs that are not earned in accordance with the foregoing provisions of this Section shall terminate and be forfeited as of March ___, 20___.

(d)	Notwithstanding Section 4(a), if a Change of Control (as defined in the Plan) occurs prior to March ___, 20___ and the Participant remains employed by the Company or Bank as of such date, upon the date of the Change of Control, the Participant shall be deemed to have earned the Target number of PSUs and Restricted Shares with respect thereto will be issued accordingly.

SECTION 5 – Restriction Covenants

5.1Covenants Apply.  Participant specifically acknowledges and agrees that Participant is and will remain subject to certain restrictive covenants, clawback rights, reduction in total payments after a Change of Control and dispute resolution (arbitration) terms set forth in that certain Change in Control Severance Agreement dated as of January 27, 2021 between Participant, the Company and the Bank and that this Award is also subject to such terms.

5.2Acknowledgements.  The Company and the Participant each acknowledge and agree that any breach of those covenants would cause irreparable harm to the Company or its subsidiaries.  In the event of a breach or threatened breach by the Participant of these covenants, the Company shall be entitled to, in addition to any other legal or equitable remedies available to it, declare the Restricted Shares forfeited.  Any stock certificates representing such Restricted Shares shall be returned to the Company.  The Company and the Participant further agree that upon breach, the Company is entitled to recover, and the Participant will disgorge to the Company, any profits realized from the prior disposition of the Restricted Shares.

5.3Survival.  The provisions of this Section shall survive the termination of this Award and will be construed as independent of any other provision of this Award, and the existence of any claim or cause of action by the Participant against the Company, whether predicated on this Award or otherwise, will not constitute a defense to the enforcement by the Company of such covenants and agreements.  If any provision of this Award, including this Section, is invalid in part or in whole, it will be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law and, as so amended, will be enforceable.  The parties will execute all documents necessary to evidence such amendment.

SECTION 6 – Acknowledgements

The Participant acknowledges receipt contemporaneously herewith of a copy of the Plan, and the Participant represents that he is familiar with the terms and provisions thereof and hereby accepts the Award herein subject to all the terms and provisions thereof.  The Participant acknowledges that nothing contained in the Plan or this Award shall (a) confer upon the Participant any additional rights to continued employment by the Company or any corporation related to the Company; or (b) interfere in any way with the right of the Company to terminate the Participant’s employment or change the Participant’s compensation at any time.

SECTION 7 – Restrictions Imposed by Law

Notwithstanding any other provision of this Award, the Participant agrees that the Company will not be obligated to deliver any Restricted Shares if counsel to the Company determines that such exercise, delivery or payment would violate any law or regulation of any governmental authority or any agreement between the Company and any national securities exchange upon which the Stock is listed. As a condition to the settlement of the PSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.

SECTION 8 - Amendment

The Committee may amend the terms and conditions of this Award as provided in the Plan; provided, however, no amendment may impair the rights of the Participant without the consent of the Participant.

SECTION 9 – Term of Award

This Award shall terminate (except with respect to Section 6) upon the earlier of (i) failure of the Participant to execute an electronic acceptance of the Award via the Company-provided website, or, if a Company-provided website is not available, return a counter-signed copy of this Award to the Company within thirty (30) calendar days after its presentation to Participant; (ii) release from restrictions on or the forfeiture of all Restricted Shares; (iii) mutual agreement of the parties.

IN WITNESS WHEREOF, the parties have executed and delivered this Award as of the date set forth in the preamble hereto, but actually on the dates set forth below.

REPUBLIC BANCORP, INC.

By

Name:

Title:

Participant

Presenter’s Initials:
Date Presented:

IMPORTANT NOTE: if this award is not accepted electronically through the company -provided website, or, if a company-provided website is not available, signed and returned to the director of human resources of the company by participant within thirty (30) calendar days after receipt, it shall be deemed rejected by participant and the company’s offer shall be immediately withdrawn and become null and void.

EXHIBIT A

How PSUs are Earned; Conversion to Restricted Shares

Subject to Section 4 of this Award Agreement, the PSUs shall be earned and settled by issuance of Restricted Shares based on the extent to which Threshold, Target or Maximum performance of two performance criteria is met or exceeded. The number of Restricted Shares to be issued shall range from 0-150% of the PSUs under this Award, and the extent to which any are earned shall be determined based on where the Bank’s actual ROAA for 2021 falls when it is ranked within its Peer Group, plus where the Bank’s Efficiency Ratio for 2021 falls when ranked within its Peer Group, with each performance criteria weighted 50%, as follows:

	ROAA	Efficiency Ratio
150% at Maximum—If achieved, each PSU awarded will be converted to 1.5 Restricted Shares (rounded down to next whole share)	Top 10% of Peer Group	Top 15% of Peer Group

100% at Target—if performance is at least this level, and not as high as Maximum level, each PSU will be converted to 1 Restricted Share	Top 12% of Peer Group	Top 25% of Peer Group

50% at Threshold—if performance is less than Target, but at or above this level, then 0.5 Restricted Shares per PSU will be issued (rounded down to next whole share)	Top 15% of Peer Group	Top 35% of Peer Group

If performance is between two tiers, the lower tier shall apply.

If the Bank’s financial statement net income is less than $10 million in 2021, no PSUs hereunder shall be earned nor any Restricted Shares be issued with respect thereto, even if one or more of the performance measures set out above is above the Threshold level.

All determinations of where the Bank’s performance ranks within the Peer Group will be made based on data assembled and reported by the Federal Financial Institutions Examination Council (FFIEC) in its Uniform Bank Performance Reports (UBPR) based on the financial information and methodologies FFIEC employs for such reports and its Peer Group most appropriate (in the judgment of the Committee) to the Bank.

For example, if the Bank has net income of greater than $10 million and ranks in the top 10% of Peer Group based on its 2021 ROAA (Maximum), but is ranked at the 20% percentile (between Target and Maximum) in its Peer Group Efficiency Ratio, the Participant will be issued 1.25 Restricted Shares (1.5 x 50% weighting + 1 x 50% weighting) multiplied by the PSUs subject to this Award (then rounded down to next whole Share), provided that Section 4 does not mandate further adjustment.

Any PSUs that are not earned and converted into Restricted Shares based on the performance requirements set forth in this Exhibit A (and which have not previously terminated pursuant to the terms of the Award Agreement) will automatically terminate as of March 15, 2022.

For purposes of the Award, the following definitions shall apply:

●	“ROAA” or “Return on Average Assets” means the Bank’s net income from continuing operations less any securities gains, net of taxes, divided by the average assets for a calendar year.
●	“Efficiency Ratio” means the Bank’s expenses for the year, divided by its net revenues, with latter defined as its operating income less its provision for loan losses.
●	“Peer Group” means the group of banks similar in size, location and net income in a peer group report generated by FFIEC, with the judgment as to which such group is most comparable and appropriate to the Bank to be made in the Committee’s sole discretion.

The Bank’s ROAA and Efficiency Ratio will generally be determined solely based on data used and reported in FFIEC’s UBPR reports, but the Committee may, in its sole judgment, exclude certain expenses, income or revenues that it deems to be infrequent or non-recurring in nature for purposes of determining the Bank’s ranking in such measure within its Peer Group. The Committee shall make all determinations regarding the level at which PSUs are earned hereunder, and the determination of the Committee shall be final and binding on all parties.

EXHIBIT B

Terms Governing Restricted Shares

REPUBLIC BANCORP, INC.

2015 STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

This is a Restricted Stock Award Agreement (this “Award”) dated as of _________, 20___ (the “Grant Date”) by and between Republic Bancorp, Inc., a Kentucky corporation (the “Company”), and ____________ (the “Participant”).

Recitals

A.	With shareholder approval, the Board of Directors of the Company adopted the Republic Bancorp, Inc. 2015 Stock Incentive Plan (the “Plan”).

B.

The Committee (as defined in the Plan) has determined that it is in the best interests of the Company and appropriate to the stated purposes of the Plan that the Company grant to the Participant shares of the Company’s Class A common stock (“Stock”) pursuant and subject to the terms, definitions, and conditions of the Plan and the restrictions set out in this Award.

Award Agreement

NOW, THEREFORE, the Company and the Participant do hereby agree as follows:

SECTION 1 –GRANT OF AWARD

Pursuant to the Plan and subject to the terms and conditions of this Award, the Company hereby grants to the Participant [___________] shares of Stock (the “Restricted Shares”).  Capitalized terms used herein and not otherwise defined shall have the meanings given in the Plan.

SECTION 2 – RESTRICTED PERIOD

(a)The Restricted Shares shall be subject to forfeiture during the period (the “Restricted Period”) beginning with the Grant Date and ending on the earliest to occur of the following, which shall be referred to herein as the “Vesting Date”:
◾	100% of the Restricted Shares shall cease to be forfeitable on December 31, 20___, provided the Participant is still employed by the Company or the Bank on that date;
◾	100% of the Restricted Shares shall cease to be forfeitable on the 60th day following Participant’s Termination of Employment either by the Participant for Good Reason or by the Company or Bank for a reason other than Cause, within 24 months following the happening of a Change of Control, but only if the Participant signs a Release after such termination and before that 60th day;
◾	A percentage (rounded down to the nearest whole share) of the Restricted Shares shall cease to be forfeitable equal to (i) the number of whole or partial months elapsed from

January 1, 20____ through the date of the Participant’s death or Disability, divided by (ii) 36 months, if Participant remains employed through the happening of such event.

The Restricted Shares (or the remaining portion of the Restricted Shares, as the case may be) shall be forfeited upon the Participant’s Termination of Employment for any reason or circumstance not set forth above and before a Vesting Date.  Upon forfeiture, the Participant shall have no rights under the Plan or this Award.

(b)The capitalized terms “Cause,” and “Good Reason” for purposes of this Award shall have the meanings given in any Employment Agreement between Participant and the Company, or, if none, or if not there defined, in the Participant’s Change in Control Severance Agreement dated January 27, 2021 as same may be amended form time to time.  “Change of Control” and “Disability” shall have the meanings given in the Plan.  The “Release” referred to herein shall mean a general release of claims effective as of the date of Participant’s Termination of Employment, in form and substance acceptable to the Company is its sole discretion. The general release will contain a waiver and release of all claims or other causes of action against the Company, its Subsidiaries and it and their directors, officers, employees and agents. The form of release shall be tendered by the Company to Participant within ten (10) days after Termination of Employment and must be signed, and all revocation periods thereunder have expired, within sixty (60) days following such date.

SECTION 3 –DIVIDENDS DEFERRED IN PAYMENT; ISSUANCE AND TRANSFER RESTRICTIONS

(a)No Transfers Before Vesting.  Until a Vesting Date, the Participant may not sell, transfer, pledge, assign or otherwise dispose of the Restricted Shares other than by will or the laws of descent and distribution.  Any attempt by the Participant to sell, transfer, pledge, assign or otherwise dispose of the Restricted Shares prior to the Vesting Date shall be null, void and without effect.

(b)Dividends.  Any dividends that may be declared on the Restricted Shares shall be paid to the Bank and accumulated in a bookkeeping account (without interest) for the benefit of Participant until the Vesting Date of the shares to which each dividend relates, and will be paid to the Participant within thirty (30) days following the Vesting Date, net of tax withholdings as required by law.  Dividends on unvested Restricted Shares which are forfeited hereunder shall also be forfeited. Notwithstanding anything herein to the contrary, the date of delivery of deferred dividends shall be delayed if payment would otherwise be required hereunder after termination of employment (other than on account of death) and before six (6) months have elapsed from that termination date, if the Participant is a Specified Employee (as defined in the Plan) and the circumstances of payment require delay under Section 409A of the Code. “Specified Employee” shall have the meaning given in Treas. Reg. § 1.409A-1(i) (or any successor thereto) using the prior calendar year as the determination period.

(c)Voting.  The Participant shall have all the rights of a shareholder to vote the Restricted Shares.

(d)Right of First Refusal and Holding Period.  The Participant is bound by Section 11.13 of the Plan, which provides that any transfer of Restricted Shares, even after a Vesting Date, must be preceded by a written notice to the Company that allows the Company to take up to ten

(10) days to decide whether to buy the Restricted Shares instead of the Stock being transferred as proposed. Further, by acceptance of this Award. Participant agrees to hold the Restricted Shares for a minimum of two (2) years following the Vesting Date (other than such shares used to cover tax withholding hereunder), unless Participant’s Termination of Employment occurs prior to the end of such period.

(e)Shares held in Escrow.  Until the Vesting Date, the Bank shall hold in escrow all evidence of the Restricted Shares, whether reflected in electronic or book-entry registration shares registered in the name of the Participant, and as soon as practicable after the Vesting Date the Bank shall release from such escrow all evidence of such ownership, but including the Plan’s restrictions on transfer in Section 11.13 thereof.

SECTION 4 – TAXES

(a)The Participant agrees, as a condition to this Award, not to make an election under Internal Revenue Code Section 83(b) to be taxed at the Grant Date on the Fair Market Value of the Restricted Shares at that time. Rather, Participant acknowledges that taxes will be due on the Fair Market Value of the Restricted Shares at each Vesting Date.  The Participant must make arrangements satisfactory to the Committee to pay to the Company any federal, state or local taxes required to be withheld with respect to the Restricted Shares prior to the Vesting Date.  The Participant’s acceptance of this Award constitutes the Participant’s instruction and authorization to the Company to retain for its own account (i) first from the deferred dividends owed on the vesting shares, and then, to the extent such dividends are not sufficient, (ii) from the shares to be released from escrow at a Vesting Date, that number of shares of Stock having a Fair Market Value at the Vesting Date, in each case in a total amount equal to the minimum amount required to be withheld for Federal state and local income taxes as well as FICA and Medicare taxes, unless the Participant timely elects to satisfy the tax withholding in accordance with Section 4(b) below.

(b)At any time up to and including the day prior to the Vesting Date, the Participant may notify the Company of the Participant’s election to pay the tax withholding by one of the means set forth in the withholding election attached hereto on Annex 1, which shall include: (i) pay in cash, or (ii) pay by tendering already-owned shares, or (iii) have taxes withheld from other wages, or (iv) some combination of these payment choices.

SECTION 5 – RESTRICTIVE COVENANTS

(a)Participant specifically acknowledges and agrees that Participant is and will remain subject to certain restrictive covenants, clawback rights, reduction in total payments after a Change of Control and dispute resolution (arbitration) terms set forth in either an Employment Agreement or a Change in Control Severance Agreement between Participant and the Company and Bank dated January 27, 2021 and that this Award is also subject to such terms.

(b)The Company and the Participant each acknowledge and agree that any breach of those covenants would cause irreparable harm to the Company or its subsidiaries.  In the event of a breach or threatened breach by the Participant of these covenants, the Company shall be entitled to, in addition to any other legal or equitable remedies available to it, declare the Restricted Shares forfeited.  Any electronic/book-entry shares and/or stock certificates representing such Restricted Shares shall be returned to the Company.  The Company and the Participant further agree that upon breach, the Company is entitled to recover, and the Participant will disgorge to the Company, any profits realized from the prior disposition of the Restricted Shares.

(c)The provisions of this Section shall survive the termination of this Award and will be construed as independent of any other provision of this Award, and the existence of any claim or cause of action by the Participant against the Company, whether predicated on this Award or otherwise, will not constitute a defense to the enforcement by the Company of such covenants and agreements.  If any provision of this Award, including this Section, is invalid in part or in whole, it will be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law and, as so amended, will be enforceable.  The parties will execute all documents necessary to evidence such amendment.

SECTION 6 – ACKNOWLEDGEMENTS

The Participant acknowledges receipt contemporaneously herewith of a copy of the Plan, and the Participant represents that he is familiar with the terms and provisions thereof and hereby accepts the Award herein subject to all the terms and provisions thereof.  The Participant acknowledges that nothing contained in the Plan or this Award shall (a) confer upon the Participant any additional rights to continued employment by the Company or any corporation related to the Company; or (b) interfere in any way with the right of the Company to terminate the Participant’s employment or change the Participant’s compensation at any time.

SECTION 7 – AMENDMENT

The Committee may amend the terms and conditions of this Award as provided in the Plan; provided, however, no amendment may impair the rights of the Participant without the consent of the Participant.

SECTION 8 – TERM OF AWARD

This Award shall terminate (except with respect to Section 5) upon the earlier of (i) failure of the Participant to execute an electronic acceptance of the Agreement via the Company-provided website, or, if a Company-provided website is not available, return a counter-signed copy of this Award to the Company within thirty (30) calendar days after its presentation to Participant; (ii) release from restrictions on or  the forfeiture of all Restricted Shares; (iii) mutual agreement of the parties.

IN WITNESS WHEREOF, the parties have executed and delivered this Award as of the date set forth in the preamble hereto, but actually on the dates set forth below.

REPUBLIC BANCORP, INC.

By

Name:

Title:

Participant

IMPORTANT NOTE: if this award is not accepted electronically through the company -provided website, or, if a company-provided website is not available, signed and returned to the director of human resources of the company by participant within thirty (30) calendar days after receipt, it shall be deemed rejected by participant and the company’s offer shall be immediately withdrawn and become null and void.

ANNEX 1

Alternative Withholding Election for Restricted Shares that are Vesting

INSTRUCTIONS: You do not need to submit this form if you want any accumulated dividends on vesting Shares, plus, if deferred dividends are not sufficient, shares that would otherwise vest to be deemed tendered back to the Company in an amount equal (based on their fair market value on the Vesting Date) to the minimum tax withholding due, with the net number of vested shares remaining after that withholding issued in your name. If you prefer to satisfy your withholding obligation in a different way, please check the appropriate line below and return this form with any required other materials (cash or check, or a stock power or other stock certificates, if you elect Method No. 1 or No. 2 in whole or part). No matter what you elect below, taxes on dividends related to vested shares will be deducted from the dividends themselves before they are paid, such that this election will apply to just those taxes related to the Restricted Shares’ value.

Depending on the choice elected, cash or other documents need to accompany the election The amount remitted or withheld will be a reasonable estimate of the tax withholding obligations due by reason of the vesting of the Restricted Shares, and your notice must acknowledge and allow debit from your next paycheck any reconciliation of that estimate to the exact tax withholding due, as soon as such amount is precisely calculable by the Company. For example, if our stock is trading at $26 when you submit your election, and you have 100 shares vesting (total value of $2,600), and you remit 28% of that amount (or $728) to cover the estimated current tax withholding rate, and it turns out that the shares trade at $26.50 on the vesting date, we will debit the additional $140 in withholding from your next paycheck.

Method No. 1

____

I elect to pay withholding in cash. Attached is a check for __%1 of the value of the shares that are vesting as of the latest close of the market before I submitted this form. I understand that the Bank will determine the actual market value of the shares at the close of the market on the Vesting Date, and if any more or less tax withholding is due, will reconcile that amount by either issuing me a check for the difference, or taking the additional taxes due from my next paycheck, and I authorize that deduction.

Method No. 2

____

I elect to pay the taxes due by tendering other shares of stock that I already own. Attached is a stock certificate, signed on the back to tender, or a stock power to authorize the transfer agent to transfer the shares that I think will be sufficient to pay the withholding, based on the actual market value of the shares at the close of the market on the vesting date, and a ___%2 withholding rate. If any more or less tax withholding is due, I authorize the Bank to reconcile the value of the shares I have tendered and either issue me a check for the difference, or take the additional taxes due from my next paycheck.

Method No. 3

1 Consult with the Bank’s payroll department regarding the required withholding rate in effect, at the time this election is made, and insert that percentage here

2 See prior footnote

____

I authorize the Bank to withhold the taxes related to this vesting of Restricted Stock from my next regular paycheck. I understand that, if one paycheck will not be large enough to cover these taxes and all other regular deductions, the Bank will debit any difference by issuing to me fewer than the total number of vested shares (the number subtracted will depend on the amount of taxes still due and the fair market value of the shares on the vesting date).

Method No. 4

____	I elect a combination of the above methods, as follows (please describe):________________________________________________________________

________________________________________________________________________

SIGNATURE

OF PARTICIPANT:__________________________________________

Date:________________________